Exhibit 3.1

AMENDMENT No. 1 TO THE

AMENDED AND RESTATED BYLAWS OF

EMTEC, INC.

This is an Amendment dated May 10, 2010 (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Emtec, Inc., a Delaware corporation (the “Company”).

Background

The Board of Directors (the “Board”) of the Company wishes to amend the Bylaws to (i) reflect the change of the Company’s name to “Emtec, Inc.” and (ii) reduce the minimum number of directors that the Board may designate to serve on an Executive Committee or other committee from three to two.

Amendment

1.	The heading of the Bylaws is hereby amended and restated in its entirety as follows:

“AMENDED AND RESTATED BY-LAWS

OF

EMTEC, INC.”

2.	Section 8 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 8.  Committees.  The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate from among its members an Executive Committee and other committees, each consisting of two or more directors.  Each such committee, to the extent provided in such resolution, shall have all the authority of the Board of Directors, except that no such committee shall have authority as to the following matters: (a) the submission to stockholders of any action that needs stockholders’ approval pursuant to law, (b) the filling of vacancies in the Board of Directors or in any committee, (c) the fixing of the compensation of the directors for serving on the Board of Directors or on any committee, (d) the amendment or repeal of these By-Laws, or the adoption of new By-Laws, or (e) the amendment or repeal of any resolution of the Board of Directors which by its terms shall not be so amendable or repealable.  The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.  Each such committee shall serve at the pleasure of the Board of Directors.”

3.	Except as amended hereby, the Bylaws shall continue in effect in accordance with their terms.